Exhibit 99.1

Mistras Group Exceeds Profit and Revenue Guidance with Strong Fourth Quarter Results; Announces Fiscal Year 2017 Guidance

•	Q4 Earnings per Diluted Share of $0.09 including legal settlement, $0.22 (excluding legal settlement)

•	Annual Earnings per Diluted Share of $0.82 including legal settlement, $0.96 (ex-legal settlement)

•	Q4 Adjusted EBITDA $21.4 Million, 11.6% of Revenues; Annual $88.1 Million, 12.2% of Revenues

•	Q4 Revenue Growth of 5% over prior year Despite Difficult Market and Canadian Oil Sands Fires

•	Operating and Free Cash Flow each grew by over $18 million during Full Fiscal Year
MISTRAS Group, Inc. August 10, 2016 4:01 PM

PRINCETON JUNCTION, N.J., August 10, 2016 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for the fourth quarter of its fiscal year 2016, which ended May 31, 2016.

Revenues for the fourth quarter grew by 5% year-on-year to $184.2 million, inclusive of adverse impacts from fires that interrupted work in the Canadian oil sands region and foreign exchange rates, which combined to reduce revenues by approximately 2%. Revenues for fiscal year 2016 grew by approximately 1% to $719.2 million, inclusive of a cumulative reduction of approximately $25 million, or 4%, from the impact of adverse foreign exchange rates and the absence of revenues from prior year dispositions.

As previously announced, the Company has agreed to settle a class action lawsuit that is pending in U.S. District Court for the Northern District of California, involving claims related to California and Federal wage and hour and other labor laws. The Company accrued a one-time pre-tax charge of $6.3 million, or approximately $0.13 per diluted share, (net of tax) during the fourth quarter of fiscal year 2016 for this matter.

Net income for the fourth quarter inclusive of the legal settlement was $2.8 million, or $0.09 per diluted share. Excluding the legal settlement, fourth quarter earnings per diluted share was $0.22. The Company achieved record levels of net income and earnings per diluted share in fiscal year 2016 of $24.7 million or $0.82 per diluted share inclusive of the legal settlement charge, and $28.6 million, or $0.96 per diluted share, excluding the legal settlement charge. The Company’s comparative prior fiscal year net income of $2.2 million or $0.07 per diluted share in the fourth quarter, and $16.1 million net income or $0.54 per diluted share for the full year, included after-tax structural charges of approximately $3.7 million or $0.13 per diluted share primarily related to severance and disposition of two former foreign operations.

Adjusted EBITDA was $21.4 million, or 11.6% of revenues in the fourth quarter of fiscal year 2016, a 20% improvement over the prior year’s $17.9 million, or 10.2% of revenues. Adjusted EBITDA for the full fiscal year 2016 was $88.1 million and 12.2% of revenues, 23% higher than the prior year’s $71.9 million and 10.1% of revenues. The impact of the legal settlement was excluded from Adjusted EBITDA because management believes this non-recurring charge is not indicative of the Company’s ongoing performance or underlying performance trends.

Gross profit margins improved to 28.2% in the fourth quarter of fiscal year 2016 from the prior year’s 25.7% and to 28.2% for the entire fiscal year, compared with the prior year’s 26.0%. The fourth quarter year-on-year improvement was driven by the Services segment, which improved its gross margin by 140 basis points to 26.3%, and by the International segment, which improved by over 1,000 basis points to 32.0% due in part to the absence of prior year structural charges. For the entire fiscal year, Services gross margins improved by 130 basis points to 26.3%, while International improved by 700 basis points to 30.5%. The improvements for both the fourth quarter and the entire fiscal year were driven by improved utilization of technicians, improved contract management discipline and particularly in the International segment, by the beneficial impact of organic growth.

Operating income for the fourth quarter of fiscal year 2016 improved by $0.3 million, or 6%, compared with prior year on a GAAP basis and by $4.2 million, or 57%, excluding special items in both years. Operating income for the entire fiscal year 2016 improved by $12.8 million, or 42% on a GAAP basis and by over $18 million or 61%, calculated on the same basis as above. On the same basis of calculation, operating margin of 6.8% for the entire fiscal year 2016 improved by 250 basis points over the prior year.

Cash flow from operating activities was $68.1 million in fiscal year 2016, representing improvement of $18.3 million, or 37% over prior year. Free cash flow, defined as cash flow from operating activities less cash used to purchase property, plant and equipment and intangible assets, was $51.9 million in fiscal year 2016, representing improvement of $18.1 million, or 53% over prior year. Net debt improved to approximately 0.9x Adjusted EBITDA at May 31, 2016, from 1.7x at May 31, 2015.
Performance by segment was as follows:

Services segment revenues for the fourth quarter grew 5% year-on-year, as the favorable impact from market share gains and the timing of turnaround and project-related work more than offset the adverse impacts of a weak overall oil and gas market, the Canadian oil sands fires and adverse foreign exchange. Services revenues for fiscal year 2016 were 2% higher than prior year, driven by low single digit organic growth, plus acquisition growth that was mostly offset by adverse foreign exchange.

Services fourth quarter 2016 operating margin improved by 70 basis points to 10.3% excluding the legal charge. Services full year 2016 operating margin improved by 150 basis points to 10.6% excluding the legal charge. Services improvements were driven by improved utilization of technicians and improved contract management discipline.

International segment revenues for the fourth quarter grew 11% year-on-year, as double-digit organic growth more than offset the adverse impact of foreign exchange and prior year dispositions. International revenues for fiscal year 2016 declined by 3%, as the combined impact of foreign exchange and dispositions outweighed high single-digit organic growth.

International segment operating income was $2 million in the fourth quarter of fiscal year 2016 compared with a prior year operating loss. For the full fiscal year 2016, International operating income was $9 million compared with a prior year operating loss. The Company’s four largest country operations each experienced year-on-year operating income improvements in every quarter of fiscal year 2016, driven by the combined impact of the prior year structural initiatives, positive organic growth and an improved sales mix.

Products and Systems segment revenues for the fourth quarter declined by $1.7 million or 20% year-on-year, and by $1.0 million or 3% during fiscal year 2016. Products and Systems operating income declined by approximately $1 million in the fourth quarter of 2016, driven by the timing of sales, but improved modestly for the full fiscal year.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "Mistras Group continued to perform well in our Services segment and in all of our International businesses. I am particularly pleased with our revenue growth for the fourth quarter and for the entire fiscal year, in a market environment where organic revenue declines have become more typical as commodity prices caused customers to be very cautious in their spending. After the 4th quarter ended, we were awarded a multi-year contract to perform a wide range of nondestructive and destructive testing services for a major European aircraft engine manufacturer. We will be providing more information on this very important new contract shortly."

Dr. Vahaviolos added: “Despite the uncertainty and turbulence in the oil and gas market, we continue to be there for our customers, helping to maintain the integrity of their assets with our wide ranging inspection techniques, our premier safety record and a focus on helping them save money. Overall, I am extremely pleased with the improvement in our financial performance. Our improved profit margins and cash flows reflect the strength of our franchise and our ability to invest in the future of our Company. We will continue to be a trusted service provider for our clients, in good markets and in difficult ones, in every market in which we do business."
Share Repurchases
The Company has not yet repurchased shares pursuant to its existing $50 million stock repurchase authorization that was put into place in 2015. The Company plans to become more active in this regard, and the Company’s Board of Directors has approved a plan to repurchase shares owned by its largest shareholder, Chairman and Chief Executive Officer, Dr. Sotirios Vahaviolos. The Company plans to purchase up to 1 million shares owned by Dr. Vahaviolos at a rate of up to $2 million per month. The Company expects to execute an agreement with Dr. Vahaviolos shortly, which will set the repurchase prices at a discount of 2% below the average closing price of Mistras Group common stock in the preceding calendar month, subject to agreed-upon minimum and maximum repurchase prices.
Dr. Vahaviolos stated “I have decided to sell a minority portion of my Mistras Group stock for the first time. Once we consummate this agreement, the Company will achieve the benefits of buying back its stock without reducing its float, and it will enable me to start diversifying my personal finances.”

Planning Assumptions and Guidance for Fiscal 2017
The Company is introducing its planning assumptions and guidance for fiscal year 2017 that commenced on June 1, 2016. The market price of petroleum products continues to be volatile, influenced by both economic and political factors which are difficult to predict. The Company continues to operate its business with an expectation that the “lower for longer” dynamic will be in place for the foreseeable future, and that the market for inspection services will be correspondingly flat to down.
Total revenues for fiscal year 2017 are expected to be between $720 million and $735 million, representing an increase over fiscal year 2016 of from 0% to 2%. Adjusted EBITDA for fiscal year 2017 is expected to be between $89 million to $95 million, representing an increase of from 1% to 8% over fiscal year 2016 results.
The Company expects that its operating and free cash flow will be similar to that of fiscal year 2016. The Company expects to deploy its available free cash flow for three purposes: acquisitions, debt reduction and stock buybacks, in roughly equal amounts.
The Company expects that its net income will be in a range of from $29 million to $33 million, and that its earnings per diluted share will be in a range of from $0.99 to $1.12, representing an increase of from 3% to 17% over fiscal year 2016’s benchmark of $0.96, excluding the legal settlement charge.
Regarding seasonality, the Company believes that the first fiscal quarter of its fiscal year 2016 contained an unusually high amount of customer turnaround and project work that was driven by refinery strikes that occurred earlier in calendar year 2015. Because a similar dynamic did not reoccur in calendar 2016, the Company expects that the absence of this special work in the first quarter of fiscal year 2017 will cause its revenues, Adjusted EBITDA, net income and earnings per diluted share to be lower than in the prior year’s first quarter. The Company also expects that market share gains, acquisitions and other improvements will cause these metrics to compare favorably in subsequent fiscal quarters.

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, August 11, 2016 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 60777892 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2015 filed with the Securities and Exchange Commission on August 12, 2015, as updated by our reports on Form 10-Q and Form 8-K, and these will be updated further upon the Company filing its annual report on Form 10-K for fiscal year 2016. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

In addition to financial information prepared in accordance with US GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “Segment and Total Company Income (Loss) Before Special Items” and “Net Income Excluding Legal Settlement and Diluted EPS Excluding Legal Settlement”, reconciling these measurements to financial measurements under US GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	May 31, 2016	May 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$21,188	$10,555
Accounts receivable, net	137,913	133,228
Inventories	9,918	10,841
Deferred income taxes	6,216	5,144
Prepaid expenses and other current assets	12,711	11,698
Total current assets	187,946	171,466
Property, plant and equipment, net	78,676	79,256
Intangible assets, net	43,492	51,276
Goodwill	169,220	166,414
Deferred income taxes	1,000	1,208
Other assets	2,341	2,107
Total Assets	$482,675	$471,727

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$10,796	$10,529
Accrued expenses and other current liabilities	62,983	55,914
Current portion of long-term debt	12,553	17,902
Current portion of capital lease obligations	7,835	8,646
Income taxes payable	2,710	532
Total current liabilities	96,877	93,523
Long-term debt, net of current portion	72,456	95,557
Obligations under capital leases, net of current portion	11,932	10,717
Deferred income taxes	18,328	16,984
Other long-term liabilities	6,794	9,934
Total Liabilities	206,387	226,715

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	290	287
Additional paid-in capital	213,737	208,064
Retained earnings	82,235	57,581
Accumulated other comprehensive loss	(20,099)	(21,113)
Total Mistras Group, Inc. stockholders’ equity	276,163	244,819
Noncontrolling interests	125	193
Total Equity	276,288	245,012
Total Liabilities and Equity	$482,675	$471,727

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015

Revenue	$184,187	$174,686	$719,181	$711,252
Cost of revenues	126,434	124,263	494,911	506,281
Depreciation	5,753	5,457	21,262	20,238
Gross profit	52,000	44,966	203,008	184,733
Selling, general and administrative expenses	37,638	38,820	141,229	143,978
Research and engineering	624	599	2,523	2,521
Depreciation and amortization	2,867	3,050	11,212	13,048
Acquisition-related (benefit) expense, net	(367)	(2,130)	(1,453)	(5,167)
Legal settlement	6,320	—	6,320	—
Income from operations	4,918	4,627	43,177	30,353
Interest expense	382	1,204	4,762	4,622
Income before provision for income taxes	4,536	3,423	38,415	25,731
Provision for income taxes	1,764	1,283	13,765	9,740
Net income	2,772	2,140	24,650	15,991
Less: net income (loss) attributable to noncontrolling interests, net of taxes	8	(31)	(4)	(90)
Net income attributable to Mistras Group, Inc.	$2,764	$2,171	$24,654	$16,081

Earnings per common share
Basic	$0.10	$0.08	$0.85	$0.56
Diluted	$0.09	$0.07	$0.82	$0.54
Weighted average common shares outstanding:
Basic	28,925	28,703	28,856	28,613
Diluted	30,126	29,594	29,891	29,590

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015
Revenues
Services	$141,795	$135,573	$553,279	$540,224
International	35,940	32,343	143,025	146,953
Products and Systems	6,950	8,667	30,293	31,255
Corporate and eliminations	(498)	(1,897)	(7,416)	(7,180)
	$184,187	$174,686	$719,181	$711,252

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015
Gross profit
Services	$37,319	$33,749	$145,262	$135,201
International	11,500	6,777	43,613	34,572
Products and Systems	3,065	4,111	14,022	14,314
Corporate and eliminations	116	329	111	646
	$52,000	$44,966	$203,008	$184,733

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to
Segment and Total Company Income (Loss) before Special Items (non-GAAP)
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015
Services:
Income from operations (GAAP)	$8,267	$12,934	$52,552	$49,142
Legal settlement	6,320	—	6,320	—
Severance costs	—	—	188	—
Acquisition-related (benefit) expense, net	(254)	(1,249)	(1,061)	(639)
Income before special items (non-GAAP)	14,333	11,684	57,999	48,503

International:
Income (loss) from operations (GAAP)	$2,368	$(1,738)	$9,293	$(575)
Severance costs	646	681	885	1,082
Asset write-offs and lease terminations	—	872	—	872
Acquisition-related (benefit) expense, net	(84)	(867)	(520)	(2,926)
Income (loss) before special items (non-GAAP)	2,930	(1,052)	9,658	(1,547)

Products and Systems:
Income from operations (GAAP)	$11	$1,131	$2,688	$2,461
Severance costs	28	99	34	99
Asset write-offs and lease terminations	—	157	—	157
Acquisition-related (benefit) expense, net	—	—	—	—
Income before special items (non-GAAP)	39	1,387	2,722	2,717

Corporate and Eliminations:
Loss from operations (GAAP)	$(5,728)	$(7,700)	$(21,356)	$(20,675)
Severance costs	—	542	—	542
Charges related to sale of foreign operations	—	2,516	—	2,516
Acquisition-related (benefit) expense, net	(29)	(14)	128	(1,602)
Loss before special items (non-GAAP)	(5,757)	(4,656)	(21,228)	(19,219)

Total Company
Income from operations (GAAP)	$4,918	$4,627	$43,177	$30,353
Special items	$6,627	$2,736	$5,974	$101
Income before special items (non-GAAP)	$11,545	$7,363	$49,151	$30,454

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Year ended May 31,
	2016	2015

Net cash provided by (used in):
Operating Activities	$68,124	49,840
Investing Activities	(16,752)	(49,651)
Financing Activities	(40,378)	2,066
Effect of exchange rate changes on cash	(361)	(1,720)
Net change in cash and cash equivalents	$10,633	$535

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015

Net Income	$2,772	$2,140	$24,650	$15,991
Less: net income (loss) attributable to noncontrolling interests, net of taxes	8	(31)	(4)	(90)
Net income attributable to Mistras Group, Inc.	$2,764	$2,171	$24,654	$16,081
Interest expense	382	1,204	4,762	4,622
Provision for income taxes	1,764	1,283	13,765	9,740
Depreciation and amortization	8,620	8,507	32,474	33,286
Share-based compensation expense	1,517	1,723	6,514	6,579
Acquisition-related (benefit) expense, net	(367)	(2,130)	(1,453)	(5,167)
Charges related to sale of foreign operations	—	2,516	—	2,516
Severance costs	814	1,322	1,107	1,723
Foreign exchange (gains) losses	(416)	260	(59)	1,474
Lease termination and other charges	—	1,029	—	1,029
Legal settlement	6,320	—	6,320	—
Adjusted EBITDA	$21,398	$17,885	$88,084	$71,883

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted Earnings Per Share (GAAP) to
Net Income Excluding Legal Settlement (non-GAAP)
and Diluted EPS Excluding Legal Settlement (non-GAAP)
(in thousands)

	Three months ended May 31,		Year ended May 31,
	2016	2015	2016	2015

Net income (GAAP)	$2,772	$2,140	$24,650	$15,991
Legal settlement, net of tax benefit at 37.7% tax rate	3,937	—	3,937	—
Net Income Excluding Legal Settlement (non-GAAP)	$6,709	$2,140	$28,587	$15,991

Diluted earnings per common share (GAAP)	$0.09	$0.07	$0.82	$0.54
Legal settlement	0.13	—	0.13	—
Diluted EPS Excluding Legal Settlement (non-GAAP)	$0.22	$0.07	$0.96	$0.54

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Estimated Adjusted EBITDA and Estimated Net Income for FY 2017
(in millions)

	For the Fiscal Year Ended May 31, 2017
	Low	High
Estimated Net Income	$29.0	$33.0
Interest expense	4.0	4.0
Provision for income taxes	17.5	19.5
Depreciation and amortization	32.0	32.0
Share-based compensation expense	6.5	6.5
Estimated Adjusted EBITDA	$89.0	$95.0